SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) August 23, 1996


                               ENROTEK CORPORATION
             (Exact name of registrant as specified in its charter)

                                     Nevada
                 (State or other jurisdiction of incorporation)


               0-20934                                               88-0224414
(Commission File Number)                      (IRS Employer Identification No.)


1557 Bloor Street W., Toronto, Ontario, Canada                          M6P 1A5
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code                (416) 516-3720
                                                                --------------

860 6th Avenue S.W., Suite 300, Calgary, Alberta (Canada)           T2P 3E5
                                (Former Address)



































Item 1.  Change in Control of Registrant.


         On August 23, 1996, the Company issued 6,856,387 shares of common stock to Omar Silva Karim in conversion of 714, 207 shares of Series A Preferred Stock. The 9.5% cumulative dividend owed on the Preferred Stock was waived by Dr. Karim. For purposes of the conversion, the common stock was valued at $.50 per share. In addition, Dr. Karim retains the right to received up to an additional 2,000,000 shares of Preferred Stock on the following basis:

         o four shares of preferred stock for each square foot of buildings completed and leased or sold on or before January 31, 1997;
         o the terms of any lease must provide for $28 revenue per square foot, triple net; o the terms of sale must provide for a gross selling price of no less than $150 per square foot with a gross profit equal to or greater than $50 per square foot; and o should the sales or lease not provide the required monetary rate of return, the sale or lease will not be taken into account in the issuance of preferred stock.

As a result of the conversion Dr. Karim owns 7,446,742 shares of common stock, or 61.1% of
the 12,882,603 outstanding shares.  Dr. Karim is also a director of the Company.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:            August 23, 1996                            ENROTEK CORPORATION


                                                 By:      /s/ Jaroslaw Shudrack
                                                     Name:    Jaroslaw Shudrack
                                                                       President

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